Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-204170, 333-181485, 333-181484, 333-141042, 333-134450, 333-118772, 333-46686, 333-87918 and 333-159382) and on Form S-3 (No. 333-151691) of our report dated February 24, 2016, relating to the 2015 financial statements of Nanosphere, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in this Current Report on Form 8-K of Luminex Corporation for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Chicago, IL
August 25, 2016